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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G/A


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 6)

                           FIRST BUSEY CORPORATION
-------------------------------------------------------------------------------
                            (Name of Inssuer)
                             CLASS A COMMON STOCK
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  319383105
                            --------------------
                               (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


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CUSIP NO. 319383105               13G             PAGE   2   OF   4    PAGES

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1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        LINDA M. MILLS
                        ###-##-####
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

                        UNITED STATES
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                5  SOLE VOTING POWER

                        577,000 (1)
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                577,000(1)
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                        0
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        577,000(1)
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        8.43%
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12 TYPE OF REPORTING PERSON*

                       IN
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ITEM 1(a)          NAME OF ISSUER:
                        FIRST BUSEY CORPORATION

ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        P.O. BOX 123
                        URBANA, IL 61801

ITEM 2(a)          NAME OF PERSON FILING:
                        LINDA M. MILLS


ITEM 2(b)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        2123 SEATON COURT
                        CHAMPAIGN, IL 61821


ITEM 2(c           CITIZENSHIP:
                        UNITED STATES

ITEM 2(d)          TITLE AND CLASS OF SECURITIES:
                        CLASS A COMMON STOCK

ITEM 2(e)          CUSIP NUMBER:
                        319383105

ITEM 3             STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                        NOT APPLICABLE

ITEM 4             OWNERSHIP:
                   (a)  AMOUNT BENEFICIALLY OWNED:
                        577,000
                   (b)  PERCENT OF CLASS:
                        8.43%
                   (c   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                        (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                  577,000
                        (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                  0
                        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                              DISPOSITION OF:
                                  577,000
                        (iv) SHARED POWER TO DISPOSE OR TO DIRECT
                             THE DISPOSITION OF:
                                  0


                                                              PAGE 3 OF 4 PAGES
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ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              NOT APPLICABLE

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
              NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              NOT APPLICABLE

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              NOT APPLICABLE

ITEM 9   NOTICE OF DISSOLUTION OF A GROUP:
              NOT APPLICABLE

ITEM 10  CERTIFICATION:
              NOT APPLICABLE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            2/13/97                     /s/ Linda M. Mills
            --------------------------  ----------------------------
            Date                        Signature



FOOTNOTE:

(1) Does not include 562,500 shares of Class B Common Stock and 227,133 shares of Class A Common Stock which are owned by Douglas C. Mills, Chairman of the Board of First Busey Corporation and the husband of Mrs. Mills, in which she disclaims any beneficial interest. Douglas C. Mills files separate Section 13 and Section 16 reports reflecting the ownership of these securities.








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